EXHIBIT 10.10

                          AMENDMENT NO. 3 OF AGREEMENT

     This Amendment No. 3 of Agreement ("Amendment No. 2") is effective as of January 1, 1995, between OFFICE CHERIFIEN DES PHOSPHATES ("OCP") and MISSISSIPPI PHOSPHATES CORPORATION ("MPC").

     WHEREAS, MPC and OCP are parties to that certain Agreement with an Effective Date of September 15, 1991, for the sale and purchase of all MPC's requirements of phosphate rock at its Pascagoula Plant ("Agreement"); and

     WHEREAS, the Agreement has heretofore been amended by Amendment No. 1 effective as of July 1st, 1992, and Amendment No. 2 effective as of July 1st, 1993; and

     WHEREAS, OCP and MPC desire to further amend the Agreement as hereinafter set forth;

     NOW, THEREFORE, MPC and OCP hereby agree as follows:

1. Article IX of the Agreement is hereby amended by deleting the first paragraph thereof in its entirety and inserting in its place the following:

     In the event that MPC sells to a purchaser all or substantially all of the assets of the Pascagoula Plant, OCP shall be entitled to receive fifty percent (50%) of the excess of (i) the difference between
     (x) the purchase price payable by the purchaser of all or substantially all of the assets of the Pascagoula Plant and (y) the "fair market value" (determined in accordance with the provisions of Article XII) of the 1995 Unloading System Project, as described and defined in Exhibit E hereto, determined pursuant to Article XII hereof over (ii) the difference between (a) the then current book value of the assets to be purchased and (b) the then current book value of the 1995 Unloading System Project.

2. The Agreement is hereby amended by adding thereto a new Article XII which shall read in its entirety as follows:

                                  ARTICLE XII

     If the purchase and sale of phosphate rock hereunder is to be discontinued as a result of a sale by MPC of substantially all of the assets of the Pascagoula Plant, then MPC shall pay to 0CP an amount of money determined by multiplying (i) the "fair market value" (determined in accordance with the further provisions of this Article XII) of the "1995 Unloading Systyem Project" times (ii) a fraction, the numerator of which is the total of all principal payments made with respect to the indebtedness incurred by MPC to finance the 1995 Unloading System Project prior to the discontinuance of the purchase and sale of phosphate rock hereunder, and the denominator of which is the total aggregate principal amount of the indebtedness incurred by MPC to finance the 1995 Unloading System Project. The fair market value of the 1995 Unloading System Project shall be determined based on good-faith negotiations between the parties hereto; provided, however, if the parties are unable to reach agreement on the fair market value of the 1995 Unloading System Project within thirty (30) days following the day MPC first advises OCP that the purchase and sale of phosphate rock hereunder is to be discontinued as a result of a sale of the Pascagoula Plant, each party shall promptly select an independent appraiser to determine on their behalf such fair market value. The two appraisers so selected shall render their determinations within forty-five (45) days after the day MPC first advises OCP that the purchase and sale of phosphate rock hereunder is to be discontinued as a result of a sale of the Pascagoula Plant, and the arithmetic average of their respective determinations shall be the fair market value of the 1995 Unloading System Project for purposes of this Article XII and shall be final and binding on both parties. The fair market value of the 1995 Unloading System Project, whether the same shall be determined by negotiations of by the appraisers, shall be determined on the basis of, and shall be an amount equal to, the proportionate share of the fair market value of the Pascagoula Plant (determined in the same manner and at the same time that the fair market value of the 1995 Unloading System Project is determined) which is directly attributable to and comprised of the 1995 Unloading System Project.

3. The Agreement is hereby amended by deleting the current Exhibit B and inserting in lieu thereof the revised Exhibit B which is attached as Schedule 1 to this Amendment No. 3.

4. The Agreement is hereby amended by adding thereto Exhibit E which is attached as Schedule 2 to this Amendment No. 3.

5. Except as specifically set forth in this Amendment No. 3, all of the terms and conditions of the Agreement, as heretofore amended, shall continue in full force and effect.

6. All capitalized terms used in this Amendment No. 3 and not otherwise defined herein shall have the meanings set forth in the Agreement.

     IN WITNESS WHEREOF, MPC and OCP have caused this Amendment No. 3 to be duly executed as of the first day of January 1995.

MADE OUT IN DUPLICATE ON FEBRUARY 22ND, 1995

MISSISSIPPI PHOSPHATES CORPORATION      OFFICE CHERIFIEN DES PHOSPHATES

By:  /s/ Charles O. DUNN                By:  /s/ Mohamed FETTAH
     President                               Director-General


                   SCHEDULE 1 TO AMENDMENT NO. 3 OF AGREEMENT
                                   EXHIBIT B

     (Confidential treatment has been requested) with respect to each Contract Year shall be determined by dividing (i) the difference between (x) the sum of
(a) (confidential treatment has been requested) and (b) the total of all payments of principal and interest made during such Contract Year with respect to indebtedness incurred by MPC to finance the cost of the 1995 Unloading System Project and (y) the total aggregate dollar amount of all reductions to the (confidential treatment has been requested) during such Contract Year calculated under paragraph 13 of the Sale Contract Addendum for the first Contract Year dated as of October 9, 1991, by (ii) the number of (confidential treatment has been requested) hereunder during such Contract Year. The determination of (confidential treatment has been requested) for each Contract Year shall be made as soon as practicable, but not later than thirty (30) days after the end of each Contract Year.

                   SCHEDULE 2 TO AMENDMENT NO. 3 OF AGREEMENT
                                   EXHIBIT E

                       THE 1995 UNLOADING SYSTEM PROJECT

     The 1995 Unloading System Project shall consist of all of the new equipment and facilities and all improvements and modifications to the existing phosphate rock unloading system at the Pascagoula Plant which are assembled, constructed and installed in order to enable the Pascagoula Plant to receive deliveries of phosphate rock from "PANAMAX" class vessels. The proposed installation includes two (2) Timstar continuous unloading devices, each designed for an instantaneous unloading rate of six hundred (600) tons per hour. The proposed installation shall also include such additional improvements to the existing dock area as are required in connection with the 1995 Unloading System Project.

     It is anticipated that the 1995 Unloading System Project shall be acquired and all work in connection therewith shall be performed during the Contract Year ending June 30, 1995. The estimated cost of the 1995 Unloading System Project is Four Million Dollars ($4,000,000). It is expected that MPC will finance the 1995 Unloading System Project with monies borrowed from MCC or from a commercial bank. The principal sum of such indebtedness shall be repaid in twenty (20) equal consecutive quarterly installments beginning on the first day of the calendar quarter following completion of the 1995 Unloading System Project. Accrued interest on such indebtedness shall be paid on the same dates as principal payments.